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                                                                       Exhibit 5


                         PORTER, WRIGHT, MORRIS & ARTHUR
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-2096



                                 April 8, 1999


American Eagle Outfitters, Inc.
150 Thorn Hill Drive
Warrendale, Pennsylvania  15086

         Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of American Eagle Outfitters, Inc.

Ladies and Gentlemen:

         We have acted as counsel for American Eagle Outfitters, Inc. (f/k/a Natco Industries, Inc.), a Delaware corporation ("New American Eagle"), in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-68875) (the "Registration Statement"), filed by New American Eagle with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the adoption of the Registration Statement on Form S-3 by New American Eagle, pursuant to Rule 414 of the Act, as a successor issuer of American Eagle Outfitters, Inc., a Delaware corporation.

         In connection with this opinion, we have examined such corporate records, documents and other instruments of New American Eagle as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the shares issued under the Registration Statement on Form S-3 will, when issued and paid for in accordance with its provisions, be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/  Porter, Wright, Morris & Arthur

                                       PORTER, WRIGHT, MORRIS & ARTHUR